Exhibit (a)(1)(AA)
Information Memorandum
regarding
the offer to exchange certain outstanding stock options for deferred stock units under the
Boston Scientific Corporation 2003 Long Term Incentive Plan
(the “Plan”)
This Information Memorandum has been prepared by:
Boston Scientific Corporation
with its registered office at
One Boston Scientific Place
Natick, MA 01760-1537
(508) 650-8000
(the “Company”)
Attached hereto are:
▪	Schedule TO — Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the U.S. Securities Exchange Act of 1934 (“Schedule TO”); and

▪	Boston Scientific Corporation Offer to Exchange Certain Outstanding Stock Options for Deferred Stock Units (“Exchange Offer Document”)
Schedule TO and the Exchange Offer Document, individually and collectively, do not constitute a prospectus within the meaning of the Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 on the prospectus to be published when securities are offered to the public or admitted to trading and amending Directive 2001/34/EC (the “Prospectus Directive”).
This offer is intended to be a private placement and is made in reliance on the exclusion from the prospectus requirements as set out in Article 3(b) of the Prospectus Directive. Accordingly, no prospectus or other document has been prepared and filed with the Hungarian Financial Supervisory Authority or with any other competent authority in the EU.
This Information Memorandum has been prepared solely in connection with the Company’s offer to exchange certain outstanding stock options for deferred stock units under the Plan to eligible employees of the Company’s affiliates in the European Economic Area, including the Company’s local affiliate in Hungary, Boston Scientific Hungary Trading Limited Liability Company.